EXHIBIT 2.5

15 November 1999

Mr. Hunter M.A. Carr
Internet Law Library, Inc.
4301 Windfern Road, Suite 2000
Houston, TX 77041-8915

Dear Hunter:

      As requested by Internet Law Library's Board of Directors, we, the undersigned, warrant:

  1.
  Upon closing, 100 percent of the stock of GoverNet Affairs, Inc., will be acquired by Internet Law Library, Inc.
  2.
  There are no additional GoverNet Affairs, Inc., stock options outstanding.
  3.
  There is no pending or threatened litigation against GoverNet Affairs, Inc.

Sincerely yours,

/s/ RONALD W. HOGAN Ronald W. Hogan	/s/ CHARLES E. BOWEN, JR. Charles E. Bowen, Jr.	/s/ JOHN R. MARSH John R. Marsh